UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

SUMMIT MATERIALS, INC.

(Name of Issuer)

Class A Common Stock, par value $0.01 per share

(Title of Class of Securities)

86614U100

(CUSIP Number)

December 31, 2015

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 86614U100 86614U100	Page 2 of 27 Pages

1.	Name of Reporting Persons: Summit BCP Intermediate Holdings L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 585,415
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 585,415
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 585,415
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.2%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 86614U100	Page 3 of 27 Pages

1.	Name of Reporting Persons: Summit BCP Intermediate Holdings GP Ltd.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 585,415
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 585,415
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 585,415
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.2%
12.	Type of Reporting Person (See Instructions): CO

13G

CUSIP No. 86614U100	Page 4 of 27 Pages

1.	Name of Reporting Persons: Blackstone Capital Partners (Delaware) V-NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 30,781,057
	6.	Shared Voting Power: 585,415
	7.	Sole Dispositive Power: 30,781,057
	8.	Shared Dispositive Power: 585,415
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 31,366,472
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 39.0%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 86614U100	Page 5 of 27 Pages

1.	Name of Reporting Persons: Blackstone Capital Partners (Delaware) NQ V-AC L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 6,488,901
	6.	Shared Voting Power: 585,415
	7.	Sole Dispositive Power: 6,488,901
	8.	Shared Dispositive Power: 585,415
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,074,316
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 12.6%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 86614U100	Page 6 of 27 Pages

1.	Name of Reporting Persons: Blackstone Family Investment Partnership (Delaware) V-NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 49,605
	6.	Shared Voting Power: 585,415
	7.	Sole Dispositive Power: 49,605
	8.	Shared Dispositive Power: 585,415
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 635,020
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.3%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 86614U100	Page 7 of 27 Pages

1.	Name of Reporting Persons: Blackstone Participation Partnership (Delaware) V-NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 28,826
	6.	Shared Voting Power: 585,415
	7.	Sole Dispositive Power: 28,826
	8.	Shared Dispositive Power: 585,415
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 614,241
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.2%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 86614U100	Page 8 of 27 Pages

1.	Name of Reporting Persons: Blackstone Management Associates (Cayman) V-NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 37,269,958
	6.	Shared Voting Power: 585,415
	7.	Sole Dispositive Power: 37,269,958
	8.	Shared Dispositive Power: 585,415
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 37,855,373
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 43.6%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 86614U100	Page 9 of 27 Pages

1.	Name of Reporting Persons: Blackstone LR Associates (Cayman) V-NQ Ltd.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 37,933,804
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 37,933,804
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 43.6%
12.	Type of Reporting Person (See Instructions): CO

13G

CUSIP No. 86614U100	Page 10 of 27 Pages

1.	Name of Reporting Persons: BCP V-NQ GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 37,933,804
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 37,933,804
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 43.6%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 86614U100	Page 11 of 27 Pages

1.	Name of Reporting Persons: Blackstone Holdings II L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 37,933,804
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 37,933,804
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 37,933,804
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 43.6%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 86614U100	Page 12 of 27 Pages

1.	Name of Reporting Persons: Blackstone Holdings I/II GP Inc.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 37,933,804
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 37,933,804
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 37,933,804
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 43.6%
12.	Type of Reporting Person (See Instructions): CO

13G

CUSIP No. 86614U100	Page 13 of 27 Pages

1.	Name of Reporting Persons: The Blackstone Group L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 37,933,804
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 37,933,804
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 37,933,804
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 43.6%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 86614U100	Page 14 of 27 Pages

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 37,933,804
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 37,933,804
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 37,933,804
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 43.6%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 86614U100	Page 15 of 27 Pages

1.	Name of Reporting Persons: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 37,933,804
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 37,933,804
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 37,933,804
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 43.6%
12.	Type of Reporting Person (See Instructions): IN

Item 1.	(a). Name of Issuer

Summit Materials, Inc. (the “Issuer”)

(b). Address of Issuer’s Principal Executive Offices:

1550 Wynkoop Street, 3rd Floor

Denver, Colorado, 80202

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	Summit BCP Intermediate Holdings L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ii)	Summit BCP Intermediate Holdings GP Ltd.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(iii)	Blackstone Capital Partners (Delaware) V-NQ L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iv)	Blackstone Capital Partners (Delaware) NQ V-AC L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(v)	Blackstone Family Investment Partnership (Delaware) V-NQ L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vi)	Blackstone Participation Partnership (Delaware) V-NQ L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii)	Blackstone Management Associates (Cayman) V-NQ L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(viii)	Blackstone LR Associates (Cayman) V-NQ Ltd.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(ix)	BCP V-NQ GP L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x)	Blackstone Holdings II L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xi)	Blackstone Holdings I/II GP Inc.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii)	The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiii)	Blackstone Group Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiv)	Stephen A. Schwarzman

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: United States

Summit BCP Intermediate Holdings L.P., Blackstone Capital Partners (Delaware) V-NQ L.P., Blackstone Capital Partners (Delaware) NQ V-AC L.P., Blackstone Family Investment Partnership (Delaware) V-NQ L.P. and Blackstone Participation Partnership (Delaware) V-NQ L.P. (collectively, the “Blackstone Funds”) directly hold the securities reported herein.

The general partner of Summit BCP Intermediate Holdings L.P. is Summit BCP Intermediate Holdings GP, Ltd. Summit BCP Intermediate Holdings GP, Ltd. is owned by Blackstone Capital Partners (Delaware) V-NQ L.P., Blackstone Capital Partners (Delaware) NQ V-AC L.P., Blackstone Family Investment Partnership (Delaware) V-NQ L.P. and Blackstone Participation Partnership (Delaware) V-NQ L.P.

The general partner of each of Blackstone Capital Partners (Delaware) V-NQ L.P. and Blackstone Capital Partners (Delaware) NQ V-AC L.P. is Blackstone Management Associates (Cayman) V-NQ L.P. The general partners of each of Blackstone Management Associates (Cayman) V-NQ L.P., Blackstone Family Investment Partnership (Delaware) V-NQ L.P. and Blackstone Participation Partnership (Delaware) V-NQ L.P. are Blackstone LR Associates (Cayman) V-NQ Ltd. and BCP V-NQ GP L.L.C.

Blackstone Holdings II L.P. is the sole member of BCP V-NQ GP L.L.C. and the controlling shareholder of Blackstone LR Associates (Cayman) V-NQ Ltd. The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP Inc. The sole shareholder of Blackstone Holdings I/II GP Inc. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the Common Stock (as defined below) beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Blackstone Funds to the extent they directly hold shares of Common Stock) is the beneficial owner of Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Common Stock. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Class A Common Stock, par value $0.01 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

86614U100

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assume 49,009,738 shares of Common Stock outstanding as reported in the Quarterly Report on Form 10-Q filed by the Issuer with the Securities and Exchange Commission on November 3, 2015. As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page. Summit BCP Intermediate Holdings L.P. directly holds 585,415 limited partnership units of Summit Materials Holdings L.P., which are exchangeable for shares of Common Stock on a one-for-one basis pursuant to the terms of an exchange agreement, dated as of March 11, 2015 (the “LP Units”), Blackstone Capital Partners (Delaware) V-NQ L.P. directly holds 30,781,057 LP Units, Blackstone Capital Partners (Delaware) NQ V-AC L.P. directly holds 6,488,901 LP Units, Blackstone Family Investment Partnership (Delaware) V-NQ L.P. directly holds 49,605 LP Units, and Blackstone Participation Partnership (Delaware) V-NQ L.P. directly holds 28,826 LP Units.

(b)	Percent of class:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c)	Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See each cover page hereof.

(ii)	Shared power to vote or to direct the vote:

See each cover page hereof.

(iii)	Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv)	Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2016

SUMMIT BCP INTERMEDIATE HOLDINGS L.P.
By:	Summit BCP Intermediate Holdings GP, Ltd., its general partner

By:	/s/ Neil P. Simpkins
Name:	Neil P. Simpkins
Title:	Director

SUMMIT BCP INTERMEDIATE HOLDINGS GP, LTD.

By:	/s/ Neil P. Simpkins
Name:	Neil P. Simpkins
Title:	Director

BLACKSTONE CAPITAL PARTNERS (DELAWARE) V-NQ L.P.
By:	Blackstone Management Associates (Cayman) V-NQ L.P., its general partner
By:	BCP V-NQ GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE CAPITAL PARTNERS (DELAWARE) NQ V-AC L.P.
By:	Blackstone Management Associates (Cayman) V-NQ L.P., its general partner
By:	BCP V-NQ GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Summit Materials, Inc. – Schedule 13G]

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (DELAWARE) V-NQ L.P.
By:	BCP V-NQ GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE PARTICIPATION PARTNERSHIP (DELAWARE) V-NQ L.P.
By:	BCP V-NQ GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE MANAGEMENT ASSOCIATES (CAYMAN) V-NQ L.P.
By:	BCP V-NQ GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BCP V-NQ GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE LR ASSOCIATES (CAYMAN) V-NQ LTD.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	CLO, Chief Administrative Officer

BLACKSTONE HOLDINGS II L.P.
By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Summit Materials, Inc. – Schedule 13G]

BLACKSTONE HOLDINGS I/II GP INC.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.
By:	Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

By:	/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman

[Summit Materials, Inc. – Schedule 13G]

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated February 16, 2016, among the Reporting Persons (filed herewith).

[Summit Materials, Inc. – Schedule 13G]